As filed with the Securities and Exchange Commission on July 23, 2003.
File No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________________

RENAL CARE GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	62-1622383
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

2525 West End Avenue, Suite 600
Nashville, Tennessee 37203
(615) 345-5500
(Address, including zip code, and telephone number of Principal Executive Offices)

Renal Care Group, Inc. 1999 Long-Term Incentive Plan

(Full Title of the Plan)

R. Dirk Allison
Executive Vice President and Chief Financial Officer
Renal Care Group, Inc.
2525 West End Avenue, Suite 600
Nashville, Tennessee 37203
(615) 345-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________________________

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered(1)	Per Share	Offering Price	Registration Fee

Common Stock, $.01 par value per share (including rights to purchase shares of Series A Junior Participating Preferred Stock)	1,897,000	$28.39 (2)	$53,855,830	$4,357

Common Stock, $.01 par value per share (including rights to purchase shares of Series A Junior Participating Preferred Stock)	2,103,000 (3)	$36.09 (3)	$75,897,270	$6,141

TOTAL	4,000,000

(1)	An aggregate of 7,500,000 shares of Renal Care Group, Inc. Common Stock (“RCG Common Stock”) are issuable under the Renal Care Group, Inc. 1999 Long-Term Incentive Plan (the “RCG Plan”). The Registrant has previously filed a Registration Statement on Form S-8 with respect to 3,500,000 shares issuable under the RCG Plan. This Registration Statement registers 4,000,000 shares under the RCG Plan and any additional shares that may hereafter become issuable as a result of the adjustment and anti-dilution provisions of the RCG Plan.

(2)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), based on the exercise price per share of outstanding options issued under the RCG Plan.

(3)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), based on the average of the high and low sales price of $36.09 per share for the Registrant’s Common Stock on the New York Stock Exchange on July 18, 2003. Such computation is based on the number of shares newly reserved but not subject to outstanding awards under the RCG Plan.

SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EX-5.A OPINION OF ALSTON & BIRD
EX-23.B CONSENT OF ERNST & YOUNG

PART I.       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The documents constituting Part I of this Registration Statement will be sent or given to participants in the plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. Upon written or oral request, the registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to the registrant:

Renal Care Group, Inc.
2525 West End Avenue, Suite 600
Nashville, Tennessee 37203
Attention: Investor Relations
Telephone: (615) 345-5500
Facsimile: (615) 345-5505

PART II.       INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference

      The following documents are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002;

(2)	All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2002;

(3)	The description of Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on January 26, 1996, and any amendment or report filed with the purpose of updating any such description; and

(4)	The description of Series A Junior Participating Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A filed on May 5, 1997, and any amendment or report filed with the purpose of updating any such description.

      All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities. Not Applicable.

Item 5.       Interests of Named Experts and Counsel. Not Applicable.

Item 6.       Indemnification of Directors and Officers.

      Renal Care Group’s Amended and Restated Certificate of Incorporation, as amended, provides that Renal Care Group shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify its officers and directors.

      Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

      Renal Care Group’s Amended and Restated Certificate of Incorporation, as amended, contains a provision which eliminates, to the fullest extent permitted by the General Corporation Law of the State of Delaware, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

Item 7.       Exemption from Registration Claimed. Not Applicable.

Item 8.       Exhibits

      The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

4(a)	Specimen stock certificate for the Common Stock of the Registrant (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1, Registration No. 333-80221)

4(b)	Shareholder Rights Protection Agreement, dated May 2, 1997 between the Registrant and First Union National Bank of North Carolina, as Rights Agent (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed May 5, 1997, Commission File No. 0-27640)

5(a)	Opinion of Alston & Bird

23(a)	Consent of Counsel (included in Exhibit 5(a))

23(b)	Consent of Ernst & Young LLP

24	Power of Attorney (included in Part II of this Registration Statement)

Item 9.       Undertakings.

      (a)       The undersigned Registrant hereby undertakes:

                     (1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                            (ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                            (iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                     (2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on July 21, 2003.

RENAL CARE GROUP, INC

By:	/s/ Gary A. Brukardt

Gary A. Brukardt President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Gary A. Brukardt and R. Dirk Allison, and either of them (with full power in each to act alone), as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 21, 2003.

Signature	Capacity

/s/ Gary A. Brukardt Gary A. Brukardt	President, Chief Executive Officer and Director (principal executive officer)

/s/ R. Dirk Allison R. Dirk Allison	Executive Vice President, Chief Financial Officer, and Treasurer (principal financial and accounting officer)

/s/ Joseph C. Hutts Joseph C. Hutts	Director

/s/ Harry R. Jacobson, M.D. Harry R. Jacobson, M.D.	Director

Kenneth E. Johnson, Jr., M.D.	Director

/s/ William P. Johnston William P. Johnston	Chairman of the Board, Director

/s/ William V. Lapham William V. Lapham	Director

/s/ Thomas A. Lowery, M.D. Thomas A. Lowery, M.D.	Director

/s/ Stephen D. McMurray, M.D. Stephen D. McMurray, M.D.	Director

EXHIBIT INDEX

TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4(a)	Specimen stock certificate for the Common Stock of the Registrant (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1, Registration No. 333-80221)

4(b)	Shareholder Rights Protection Agreement, dated May 2, 1997 between the Registrant and First Union National Bank of North Carolina, as Rights Agent (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed May 5, 1997, Commission File No. 0-27640)

5(a)	Opinion of Alston & Bird

23(a)	Consent of Counsel (included in Exhibit 5(a))

23(b)	Consent of Ernst & Young LLP

24	Power of Attorney (included in Part II of this Registration Statement)